Execution Version

Exhibit 4.16
SUPPLEMENTAL LETTER
relating to the entry into Master Agreements
To:
EURONAV NV
de Gerlachekaai 20
B-2000 Antwerp
Belgium
as Borrower
Date: 7 August 2018
Dear Sirs
Loan Agreement dated 22 March 2018 (the "Loan Agreement") and made between (i) Euronav NV as borrower (the "Borrower"), (ii) Crédit Agricole Corporate and Investment Bank, Sea Bridge Finance Limited and BNP Paribas Fortis SA/NV listed in Part A of Schedule 1 of the Loan Agreement as commercial lenders (the "Commercial Lenders"), (iii) The Export Import Bank of Korea listed in Part B of Schedule 1 of the Loan Agreement as ECA lender (the "ECA Lender" and together with the Commercial Lenders the "Lenders"), (iv) BNP Paribas Fortis SA/NV ("Swap Bank A") and Crédit Agricole Corporate and Investment Bank listed in Part C of Schedule 1 of the Loan Agreement as swap banks, (v) Crédit Agricole Corporate and Investment Bank and BNP Paribas Fortis SA/NV as mandated lead arrangers, (vi) Crédit Agricole Corporate and Investment Bank as agent and (vii) Crédit Agricole Corporate and Investment Bank as security trustee in relation to a facility of up to US$173,550,300

1	DEFINITIONS

1.1	We refer to the Loan Agreement. Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

1.2	In this letter, unless the contrary intention appears:
"Coordination Deed" means the deed entered or to be entered into between the Borrower, the Agent and Swap Bank A regulating the rights of enforcement of Swap Bank A under the Second Mortgages in Agreed Form.
"Effective Date" means the date on which the conditions in paragraph 3.1 are satisfied.
"Second Mortgages" means, in respect of each of Ship A and Ship B, a second preferred Greek ship mortgage on that Ship executed by the Borrower in favour of Swap Bank A, each such mortgage to be in the Agreed Form.

2	BORROWER'S REQUEST

2.1	The Borrower has requested the consent of the Lenders to:

(a)	the entry by the Borrower into a Master Agreement with Swap Bank A; and

(b)
the execution by the Borrower of second preferred Greek ship mortgages in respect of Ship A and Ship B as security for the obligations of the Borrower in respect of the Master Agreement referred to in paragraph (a).

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3	CONSENT AND CONDITIONS PRECEDENT

3.1
The Agent and the Lenders confirm the agreement of the Lenders to the Borrower's request in paragraph 2.1 subject to the receipt by the Agent of the following in form and substance satisfactory to the Agent no later than 17 August 2018 or such later date which the Agent may agree with the Borrower:

(a)
for the Borrower, documents of the kind specified in Schedule 3, Part A paragraphs 2, 3, 4 and 5 of the Loan Agreement as amended and supplemented by this letter and updated with appropriate modifications to refer to this letter, the Second Mortgages and the Coordination Deed (or, if applicable, in the case of the said paragraph 2, confirmation that its constitutional documents have not been amended since the date copies were last provided to the Agent pursuant to the Loan Agreement);

(b)	an duly executed original of this letter;

(c)	duly executed copies of the Master Agreement entered into between Swap Bank A and the Borrower and all amendments to it;

(d)
a duly executed original of the Master Agreement Assignment in relation to the Master Agreement, each Second Mortgage and the Coordination Deed (and of each document required to be delivered by their respective terms);

(e)	documentary evidence that each Second Mortgage has been duly registered against the relevant Ship as valid second preferred mortgage in accordance with the laws of Greece;

(f)	if the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent;

(g)	favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Greece and Belgium as the Agent may require;

(h)	any further opinions, consents, agreements and documents in connection with this letter and the Finance Documents which the Agent may reasonably request by notice to the Borrower; and

(i)	evidence that the process agent referred to in clause 37.4 (Process Agent) of the Loan Agreement has accepted its appointment in respect of this letter and the Coordination Deed.

4	AMENDMENTS TO FINANCE DOCUMENTS

4.1	With effect from the Effective Date, the Loan Agreement and other Finance Documents shall be amended as follows:

(a)	by deleting the definitions of "Finance Documents", "Mortgage" and "Security Party" in clause 1.1 (definitions) of the Loan Agreement and by replacing it with the following new definitions:
""Finance Documents" means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	each Drawdown Notice;

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(d)	the Mortgages;

(e)	the Deeds of Covenant (if any);

(f)	the General Assignments;

(g)	the Charter Assignments;

(h)	the Master Agreement Assignment;

(i)	the Account Charge;

(j)	the Coordination Deed;

(k)	any Manager's Undertaking executed by a wholly owned subsidiary of the Borrower;

(l)
any other document (whether creating a Security Interest or not, other than a Manager’s Undertaking not falling under paragraph (k)) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition; or

(m)	any other document designated as such by the Agent and the Borrower."
""Mortgage" means a First Mortgage or a Second Mortgage."
""Security Party" means any person other than the Borrower (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within paragraph (l) of the definition of "Finance Documents"."

(b)	by inserting the following new definitions of "Coordination Deed", "First Mortgage" and "Second Mortgage" in clause 1.1 (definitions) of the Loan Agreement:
""Coordination Deed" means the deed entered or to be entered into between the Borrower, the Agent and BNP Paribas Fortis SA/NV as a Swap Bank regulating the rights of enforcement of BNP Paribas Fortis SA/NV as a Swap Bank under the Second Mortgages in Agreed Form."
""First Mortgage" means, in relation to each Ship, a first priority or preferred (as the case may be) mortgage on that Ship in the form appropriate to the relevant Approved Flag in each case executed by the Borrower in favour of the Security Trustee (and/or such other Creditor Parties as may be appropriate in the opinion of the Agent and in the context of the relevant Approved Flag), each such mortgage to be in the Agreed Form and, where the relevant Approved Flag is Belgian or French flag, the amount secured by such mortgage shall be limited to 125 per cent. of the Fair Market Value of the relevant Ship as at the date of the relevant mortgage."
"Second Mortgage" means, in respect of Ship A or Ship B, a second preferred Greek ship mortgage on that Ship executed by the Borrower in favour of the Security Trustee and BNP Paribas Fortis SA/NV as a Swap Bank, each such mortgage to be in the Agreed Form.

(c)
By construing all references in the Loan Agreement to "this Agreement" and all references in the other Finance Documents to "the Loan Agreement" as references to the Loan Agreement as amended and supplemented by this letter.

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5	MISCELLANEOUS

5.1	All other terms and conditions of the Loan Agreement and the other Finance Documents are to remain in full force and effect.

5.2	This letter may be executed in any number of counterparts.

5.3	A person who is not a party to this letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter.

6	LAW AND JURISDICTION

6.1
This letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English Law. The provisions of clause 37.2 to 37.6 (inclusive) of the Loan Agreement shall be incorporated into this letter as if set out in full herein with references to this Agreement construed as references to this letter and references to the Borrower construed so as to include the Guarantor.

Please confirm your agreement to this letter by signing below.

/s/ Laura Caines Attorney-in-Fact for and on behalf of CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Agent	/s/ Laura Caines Attorney-in-Fact for and on behalf of CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Security Trustee
/s/ Laura Caines Attorney-in-Fact for and on behalf of BNP PARIBAS FORTIS SA/NV as Lender	/s/ Laura Caines Attorney-in-Fact for and on behalf of CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Lender
/s/ Laura Caines Attorney-in-Fact for and on behalf of SEA BRIDGE FINANCE LIMITED as Lender	/s/ Laura Caines Attorney-in-Fact for and on behalf of THE EXPORT-IMPORT BANK OF KOREA as Lender

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We hereby acknowledge receipt of the above letter and confirm our agreement to the terms thereof and confirm that the Finance Documents to which we are a party (and as amended in accordance with the terms of this letter) shall remain in full force and effect (as amended by this letter) and shall continue to stand as security for our obligations under the Loan Agreement and the other Finance Documents to which we are a party and the Master Agreement.

/s/ Amalia Adamidou for and on behalf of EURONAV NV as Borrower ___________ 2018

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